EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-72438, 333-06025, 333-88683, 333-115470 and 333-142850) pertaining to the Nashua Corporation Employees’ Savings Plan, Nashua Corporation Amended 1996 Stock Incentive Plan, the Nashua Corporation 1999 Shareholder Value Plan, the Nashua Corporation 2004 Value Creation Incentive Plan and the 2007 Value Creation Incentive Plan of our report dated February 26, 2008, with respect to the consolidated financial statements of Nashua Corporation included in the annual report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 7, 2008